Exhibit 10.23

December 9, 2022

Eleanor Lukens
Via E-Mail

Strictly private and confidential

Dear Eleanor,

Congratulations! We are incredibly pleased to extend you an employment offer for the position of President, Americas, reporting to me at our World Headquarters in North Bethesda, MD.

We are excited about you joining our team as you bring a unique set of skills, experiences, and overall talent to our Company. We believe that you will grow and thrive within our organization enabling you to further your career success and grow wealth as you and the Company both continue to prosper together. At ESAB, our values and behaviors are critical to our success.

At ESAB, we build our company culture on foundations from our purpose, values, and our Code of Business Conduct. Our purpose is Shaping the world we imagine, and it speaks to the belief we hold as a company that the progress we make today, makes the world we imagine possible. Our values outline how we work together as associates, and are summarized by the acronym SHAPE, Shared Success, Help Each Other Win, Always Improving, Purposeful Leadership, and Every Voice Valued. And finally, our Code of Business Conduct (attached), ensures that we remain committed to the highest ethical standards across all our global operations.

Date of Employment -	We anticipate that you will begin employment on a date to be confirmed.
Base Salary -
Your starting annual salary will be $480,000 payable biweekly. You will be eligible for annual merit increases consistent with our annual merit cycle, based on benchmarks and Company merit increase guidelines.

Annual Cash Bonus -
You will be eligible to participate in our Annual Incentive Compensation Plan with a target of 70% of your base salary. The actual payout is based on the achievement of ESAB financial performance against pre-set thresholds, targets, maximums, and your individual performance factor of up to 1.5 times the financial factor. The maximum payout is 250% of target.

Equity Awards -
You will receive an equity grant of $650,000 on hire. The grant will take place as soon as administratively possible. This initial grant will be delivered in 100% restricted stock units and will vest 33 1/3% each year on the 1st, 2nd and 3rd anniversaries of the grant.

You will also be eligible for annual equity grants starting in Q1 2023 based on your position and performance in accordance with our equity guidelines. The current target for your position is 151% of your base salary, or $725,000. Your award can be more or less than this target depending on your performance and company affordability.

Relocation -	You will be eligible for ESAB's relocation managed by our relocation vendor. The package is competitive and designed to make your transition to the North Bethesda, MD area as simple as possible. See the attached relocation policy for more information regarding house hunting trips and transportation of household goods. Part of your relocation is taxable and part of it is non-taxable in accordance with IRS guidelines. Additionally, if you resign from the company within the first 2 years of employment, you are required to reimburse the company for amounts paid on your behalf at a rate of 100% of the total cost paid by the company within one year and 50% of the total cost after that up to end of year two.
401(k) -	You will have the opportunity to participate in the ESAB 401(k) Savings Plan Plus plan with matching contributions. ESAB matches 100% of the first 4% that you contribute, and these matching contributions vest immediately. In addition, at its discretion, ESAB will make non-elective contributions of 2% into your account, vesting immediately.

NQ Deferred Comp -	You will have the opportunity to defer up to 50% of base salary and 75% of bonus in the non-qualified deferred compensation plan to optimize the company matching contribution above the IRS limit in the 401(k). ESAB matches 100% of the first 4% that you contribute, and these matching contributions vest immediately. In addition, at its discretion, ESAB will make non-elective contributions of 2% into your account as long as you contribute at least 1% of base salary. These non-elective contributions vest immediately.
Perquisites -	ESAB will reimburse you for (i) up to $10,000 per year for financial planning, and (ii) up to $4,000 per year in out-of-pocket costs for an executive physical examination.
Supplemental Disability -	You will be eligible for supplemental income protection through disability insurance provided by ESAB at no cost to you. When combined with the group long-term disability benefit also provided by the company, this plan will cover 65% of your pre-tax total cash compensation up to a combined maximum monthly benefit of $30,000.
Health Benefits -	You and your family will be eligible to participate in the health & welfare benefits including medical, dental, vision, short and long- term disability, life and accidental death and dismemberment insurance. You will have the opportunity to enroll within 30 days of hire. Benefits will be eligible on your hire date with ESAB.
Vacation & Holidays -	You will be eligible for 20 days of vacation, 1 floating holiday, and company-paid holidays.

Eleanor, we also want to confirm that your employment is "at will." This means that your employment is for no definite period of time, and either you or the company may terminate your employment at any time, with or without cause or notice. In accordance with ESAB policy, this offer is contingent upon acceptance of the ESAB Code of Business Conduct, as well as acceptance of the Confidentiality and Non-Competition Agreement. Finally, this offer is contingent on successful completion of all reference and background checks, including drug screen. We look forward to having you join us. It will be an excellent opportunity to work together to take the business to the next level of growth and success!

Sincerely,

/s/ Olivier Biebuyck

Olivier Biebuyck
President, EMEA & Global Products

ACKNOWLEDGED & ACCEPTED:

/s/ Eleanor Lukens	12/12/22
Eleanor Lukens	Date